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                           OFFER TO PURCHASE FOR CASH

                             ALL OUTSTANDING SHARES
                            OF CLASS A COMMON STOCK
                            AND CLASS B COMMON STOCK
                                       OF
                          U.S. FRANCHISE SYSTEMS, INC.
                                       AT
                              $5.00 NET PER SHARE
                                       BY
                              USFS ACQUISTION CO.
                          A WHOLLY OWNED SUBSIDIARY OF
                       PRITZKER FAMILY BUSINESS INTERESTS

--------------------------------------------------------------------------------

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON WEDNESDAY, NOVEMBER 1, 2000, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

October 3, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    We have been appointed by USFS Acquisition Co., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Pritzker family business interests ("Parent"), to act as Dealer Manager in connection with its offer to purchase all outstanding shares of Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share (collectively, the "Shares"), of U.S. Franchise Systems, Inc., a Delaware corporation (the "Company"), at a purchase price of $5.00 per Share, net to the seller in cash, without interest thereon (the "Purchase Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 3, 2000 (the "Offer to Purchase") and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) A NUMBER OF SHARES THAT, TOGETHER WITH THE SHARES OWNED BY THE PURCHASER, SDI, INC., HSA PROPERTIES, INC., MERIDIAN ASSOCIATES, L.P. AND THEIR AFFILIATES, WOULD CONSTITUTE A MAJORITY OF THE OUTSTANDING SHARES AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER AND (2) THE EXPIRATION OR TERMINATION OF THE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. SEE "INTRODUCTION" AND "THE TENDER OFFER--CONDITIONS TO THE OFFER" OF THE OFFER TO PURCHASE.

    For your information and for forwarding to your clients for which you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.  The Offer to Purchase dated October 3, 2000;

        2. The Letter of Transmittal for your use and for the information of your clients in accepting the Offer and tendering Shares (including instructions and Substitute Form W-9);

        3.  A copy of the Company's Solicitation/Recommendation Statement on
    Schedule 14D-9 which has been filed by the Company with the Securities and Exchange Commission;
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        4.  A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer;

        5. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to SunTrust Bank, as Depositary for the Offer, prior to the Expiration Date, or if the procedure for book-entry transfer cannot be completed on a timely basis;

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7.  A return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 1, 2000, UNLESS THE OFFER IS EXTENDED.

    The Offer is being made pursuant to the Acquisition Agreement dated as of September 18, 2000 (the "Acquisition Agreement"), by and among the Company,
SDI, Inc., Meridian Associates, L.P. and HSA Properties, Inc., pursuant to which, following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a majority owned subsidiary of the Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by the Purchaser) will be converted into the right to receive $5.00 per Share, net to the Seller in cash, without interest, as set forth in the Acquisition Agreement and described in the Offer to Purchase.

    The Board of Directors of the Company, based on the recommendation of the independent directors of the Board, has (1) approved and adopted the Acquisition Agreement and approved the Offer, the Merger and the related transactions, (2) determined that the Offer and the Merger are fair to the Company's stockholders (other than certain affiliated stockholders described in the Offer to Purchase) and (3) recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

    In order to accept the Offer, (1) a properly completed, and duly executed Letter of Transmittal (or a facsimile thereof), including any required signature guarantees, or, in the case of a book entry transfer, an Agent's Message (as defined in Instruction 2 to the Letter of Transmittal), (2) either certificate(s) representing the tendered Shares or confirmation of book-entry transfer of the Shares and (3) any other documents required by the Letter of Transmittal should be sent to the Depositary prior to the Expiration Date, in accordance with the instructions set forth on the Offer to Purchase and the Letter of Transmittal.

    Any holder who desires to tender Shares and whose Share certificate(s) are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date or who cannot comply with the procedure for book-entry transfer described in the Offer to Purchase on a timely basis or who cannot deliver any required documents to the Depositary prior to the Expiration Date, may tender such Shares by following the procedure for guaranteed delivery set forth in "The Tender Offer--Procedure for Tendering Shares--Guaranteed Delivery" of the Offer to Purchase.

    Neither the Purchaser nor Parent will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials relating to the Offer to your customers that beneficially own Shares held by you as a nominee or in a fiduciary capacity. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as provided in the Offer to Purchase and the Letter of Transmittal.

    Any questions or requests for assistance you have regarding the Offer may be directed to, and additional copies of the enclosed materials may be obtained from, the undersigned or Georgeson
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Shareholder Communications Inc., the Information Agent for the Offer, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,
Georgeson Shareholder Securities Corporation
Enclosures

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE APPOINTMENT OF YOU OR ANY OTHER PERSON AS AN AGENT OF THE PURCHASER, PARENT, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.